Exhibit 10.35

ASPEN INSURANCE HOLDINGS LIMITED
LTIP PERFORMANCE SHARE AWARD AGREEMENT
THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is made effective as of 10th February 2017, (hereinafter called the “Date of Grant”) between Aspen Insurance Holdings Limited, a Bermuda corporation (hereinafter called the “Company”), and [NAME] (hereinafter called the “Participant”).
R E C I T A L S:
WHEREAS, the Company has adopted the Aspen Insurance Holdings Limited 2013 Share Incentive Plan, as amended from time to time (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the performance shares provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.
Grant of Performance Shares. The Company hereby awards to the Participant [XXX] Performance Shares, payment of which is dependent upon the performance of the Company as described in Section 2 of this Agreement (the “Performance Shares”).

2.
Vesting. The Performance Shares shall vest and become payable based on the performance and service requirements set forth in Sections 2(c) to 2(j) below and the definition of growth in diluted Book Value per Share (“BVPS Growth”) set forth in Section 2(a) below.

(a)	For the purposes of this Agreement, 2017, 2018, and 2019 BVPS Growth, respectively, shall be equal to gn% (for n = 2017, 2018, and 2019), where gn = 100 x (Bn – B(n-1) + Dn) / B(n-1), and

(i)	Bn = BVPS at December 31 in year n,

(ii)	B(n-1) = BVPS at December 31 in year n-1,

(iii)	Dn = total dividends per share paid to ordinary shareholders in year n, and

(iv)
BVPS is the diluted book value per ordinary share of the Company as calculated in accordance with the accounting policies and definitions adopted for the purpose of preparation of the annual audited financial statements of the Company, as adjusted to exclude (i) total accumulated other comprehensive income (“AOCI”), (ii) the impact of any extraordinary capital management transactions, including any special dividends, or the impact of share price movements during the Company’s fiscal year on the Company’s share buy-back program, as determined by the Committee in its sole discretion, (iii) all selling and other transactional expenses incurred in connection with any transaction which, if consummated, would result in a Change in Control, including without limitation the cost of defending against any such transaction and any third-party legal and advisory costs, and (iv) the impact of amortization of goodwill/intangibles resulting from any corporate acquisitions.

(b)	For purposes of this Agreement:

(i)	“2017 Fiscal Year” shall mean the Company’s fiscal year ended December 31, 2017,

(ii)	“2018 Fiscal Year” shall mean the Company’s fiscal year ended December 31, 2018, and

(iii)	“2019 Fiscal Year” shall mean the Company’s fiscal year ended December 31, 2019.

(c)
Subject to the Participant’s continued Employment with the Company (which Employment shall not include the performance of services under a notice of termination or resignation), a maximum of one-third (1/3) of the Performance Shares awarded hereunder (the “2017 BVPS Award”) shall be eligible for vesting (the “Eligible Shares”) upon the later of (i) the date the Company’s outside auditors complete the audit of the Company’s financial statements containing the information necessary to compute the Company’s BVPS for the 2017 Fiscal Year or (ii) the date such BVPS is approved by the Board of Directors or an authorized committee thereof, but only to the extent provided below:

2017 BVPS Growth (as defined in Section 2(a))	Percentage of Eligible Shares
< 5.0%	0%
5.0%	10%
10.0%	100%
≥ 20.0%	200%
Interim percentages to be pro-rated.
Notwithstanding the schedule to be provided to the Participant during the 2017 Fiscal Year, if the 2017 BVPS Growth is greater than the target vesting level at 100% vesting determined in accordance with the schedule provided, and the average of the 2017 BVPS Growth and the 2016 BVPS Growth is less than the average of the minimum vesting thresholds for such years, then the Percentage of Eligible Shares shall be 100%. Notwithstanding the foregoing, if in the judgment of the Committee, the main reason for the 2016 BVPS Growth falling below the minimum vesting threshold for such year is the impact of rising interest rates and bond yields, then the Committee may, at its discretion, dis-apply the limitation on 100% vesting described in this paragraph.

(d)
Subject to the Participant’s continued Employment with the Company (which Employment shall not include the performance of services under a notice of termination or resignation), a maximum of one-third (1/3) of the Performance Shares awarded hereunder (the “2018 BVPS Award”) shall become Eligible Shares upon the later of (i) the date the Company’s outside auditors complete the audit of the Company’s financial statements containing the information necessary to compute the Company’s BVPS for the 2018 Fiscal Year or (ii) the date such BVPS is approved by the Board of Directors or an authorized committee thereof, but only to the extent provided in a vesting schedule to be provided to the Participant during the 2018 Fiscal Year. The Committee shall determine the vesting conditions for the 2018 BVPS Award taking into consideration the market conditions and the Company’s business plans at the commencement of the 2018 Fiscal Year.

Notwithstanding the schedule to be provided to the Participant during the 2018 Fiscal Year, if the 2018 BVPS Growth is greater than the target vesting level at 100% vesting determined in accordance with the schedule provided, and the average of the 2018 BVPS Growth and the 2017 BVPS Growth is less than the average of the minimum vesting thresholds for such years, then the Percentage of Eligible Shares shall be 100%. Notwithstanding the foregoing, if in the judgment of the Committee, the main reason for the 2017 BVPS Growth falling below the minimum vesting threshold for such year is the impact of rising interest rates and bond yields, then the Committee may, at its discretion, dis-apply the limitation on 100% vesting described in this paragraph.

(e)
Subject to the Participant’s continued Employment with the Company (which Employment shall not include the performance of services under a notice of termination or resignation), a maximum of one-third (1/3) of the Performance Shares awarded hereunder (the “2019 BVPS Award”) shall become Eligible Shares upon the later of (i) the date the Company’s outside auditors complete the audit of the Company’s financial statements containing the information necessary to compute the Company’s BVPS for the 2019 Fiscal Year or (ii) the date such BVPS is approved by the Board of Directors or an authorized committee thereof, but only to the extent provided in a vesting schedule to be provided to the Participant during the 2019 Fiscal Year. The Committee shall determine the vesting conditions for the 2019 BVPS Award taking into consideration the market conditions and the Company’s business plans at the commencement of the 2019 Fiscal Year.

Notwithstanding the schedule to be provided to the Participant during the 2019 Fiscal Year, if the 2019 BVPS Growth is greater than the target vesting level at 100% vesting determined in accordance with the schedule provided, and the average of the 2019 BVPS Growth and the 2018 BVPS Growth is less than the average of the minimum vesting thresholds for such years, then the Percentage of Eligible Shares shall be 100%. Notwithstanding the foregoing, if in the judgment of the Committee, the main reason for the 2018 BVPS Growth falling below the minimum vesting threshold for such year is the impact of rising interest rates and bond yields, then the Committee may, at its discretion, disapply the limitation on 100% vesting described in this paragraph.

(f)
Subject to the Participant’s continued Employment with the Company (which Employment shall not include the performance of services under a notice of termination or resignation), all Eligible Shares shall become vested on the day immediately following the day the Company files its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission for the 2019 Fiscal Year, provided, that, if the Company does not file a Form 10-K pursuant to applicable law for the 2019 Fiscal Year, all Eligible Shares shall become vested upon the later of (i) the date the Company’s outside auditors complete the audit of the Company’s financial statements containing the information necessary to compute the Company’s BVPS for the 2019 Fiscal Year or (ii) the date such BVPS is approved by the Board of Directors or an authorized committee thereof.

(g)
In connection with any event described in Section 10(a) of the Plan or in the event of a change in applicable accounting rules, the Committee shall make such adjustments in the terms of the Performance Shares as it shall determine shall be necessary to equitably reflect such event in order to prevent dilution or enlargement of the potential benefits of the Performance Shares. The Committee’s determination as to any such adjustment shall be final.

(h)
Subject to the terms of the Participant’s employment agreement with the Company, or any of its Affiliates (which, if applicable, shall supersede this provision), if the Participant’s Employment with the Company is terminated for any reason, the Performance Shares shall, to the extent not then vested, be canceled by the Company without consideration.

(i)
Any Performance Shares that do not become Eligible Shares by reason of the Company’s failure to achieve a percentage increase in BVPS as set forth above (or, if applicable, as set forth in schedules to be provided to the Participant) shall immediately be forfeited without consideration.

(j)
Notwithstanding anything to the contrary contained herein, in the event that the Participant’s Employment with the Company is terminated (i) due to the Participant’s death or (ii) by the Company due to the Participant’s Disability, all Eligible Shares shall vest in full on the date of such termination of Employment. For the avoidance of doubt, any Performance Shares that have not become Eligible Shares on or before the date of such termination of Employment shall be forfeited on such date without consideration. For purposes of this Agreement, “Disability” shall mean the inability of a Participant to perform in all material respects his or her duties and responsibilities to the Company, or any Affiliate of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or his or her representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity, which is reasonably satisfactory to the Committee.

3.	Payment.

(a)	The Company shall deliver to the Participant One Share for each vested Performance Share. Any fractional share shall be rounded down to the nearest whole Share and the remainder shall be forfeited.

(b)
Except as otherwise provided in the Plan, vested Performance Shares shall be paid to the Participant as soon as practicable after the date such Performance Shares become vested, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which the Performance Shares become vested.

(c)
When Performance Shares are paid, the Company shall either issue certificates for such Shares or enter such Shares in book-entry form in the Participant’s name, as determined by the Company in its sole discretion. However, in the event certificates are issued for such Shares, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

4.
No Right to Continued Employment. The granting of the Performance Shares evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.

5.
Legends; Stop-Transfer Orders. Any certificates representing the Shares paid in settlement of Performance Shares and any Shares held in book-entry form, shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable laws, and the Committee may cause a legend or legends to be put on any such certificates, if applicable, to make appropriate reference to such restrictions.

6.
Transferability. The Performance Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. For avoidance of doubt, Shares issued to the Participant in payment of vested Performance Shares pursuant to Section 3 hereof shall not be subject to any of the foregoing transferability restrictions.

7.
Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold any applicable withholding taxes in respect of Performance Shares and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

8.
Vesting into Retirement. If the Participant is a Qualifying Executive (as defined below) and the Company reasonably believes such Participant is leaving the Company or an Affiliate to enter into Retirement (as defined below) during the term of this Agreement, any outstanding Performance Shares held by such Participant at the time of Retirement shall not be forfeited but shall continue to vest in accordance with the criteria described in Section 2 of this Agreement. For avoidance of doubt, pursuant to this Section 8, a Participant that is a Qualifying Executive shall not be subject to any requirements relating to continuous Employment with the Company through the date of vesting of the Performance Shares, which shall be deemed waived [by the Committee] when such Qualifying Executive commences Retirement. Pursuant to this Section 8, the Committee may, in its sole discretion, specify additional criteria which shall apply to the vesting of any Performance Shares awarded under this Agreement, including, but not limited to, the Qualifying Executive adhering to reasonable post-termination restrictions; provided, however, that any such additional criteria shall not require the Qualifying Executive to remain an employee of the Company or an Affiliate.
For purposes of Section 8 of this Agreement, the following definitions shall apply:
“Qualifying Executive” shall mean an Executive who satisfies one or more of the Service Requirements.
“Executive” shall mean a member of the Company’s Executive Committee.
“Service Requirements” shall mean any of the following: (i) minimum age at Retirement of fifty-five (55) years and minimum years of continuous service with the Company or any Affiliate at Retirement of ten (10) years; (ii) minimum age at Retirement of sixty (60) years and minimum years of continuous service with the Company or any Affiliate at Retirement of eight (8) years; (iii) or minimum age at Retirement of sixty-two (62) years and minimum years of continuous service with the Company or any Affiliate at Retirement of five (5) years.
“Retirement” shall mean when a Qualifying Executive voluntarily ceases his or her employment with the Company or an Affiliate in circumstances where the Executive does not plan to seek full or part time employment with another company.

9.
Securities Laws. Upon the acquisition of any Shares pursuant to settlement of the Performance Shares, the Participant shall make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10.
Bermuda Government Regulations. No Shares shall be issued pursuant to this Agreement unless and until all relevant licenses, permissions and authorizations required to be granted by the Government of Bermuda, or by any authority or agency thereof, shall have been duly received.

11.
Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12.	Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF BERMUDA, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES.

13.
Performance Shares Subject to the Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Performance Shares are subject to the Plan (including, without limitation, the arbitration provision) and the terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.

14.
Rights as a Shareholder. The Participant shall have no rights as a shareholder and shall not receive dividends with respect to any Performance Shares until the Performance Shares have been issued to the Participant.

15.	Fiscal Year. If the Company’s fiscal year is changed to other than a calendar year, the references to calendar year in this Agreement shall be adjusted to appropriately reflect the change.

16.	Claw Back Policy. The Claw Back Policy set out in the Schedule A of this Agreement applies to the awards granted under this Agreement.

17.	Malus Policy. The Malus Policy set out in the Schedule B of this Agreement applies to the awards granted under this Agreement.

18.
Counterparts. This Agreement may be signed in counterparts and by facsimile or any electronic means, each of which shall be an original but all of which together shall constitute one and the same Agreement.

*    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ASPEN INSURANCE HOLDINGS LIMITED

Name:     Michael Cain
Title:    Group General Counsel

NAME

DATE:

SCHEDULE A
CLAW BACK POLICY
“Fraud,” for purposes of this Claw Back Policy (this “Policy”), means (a) a willful and intentionally false, misleading, unwarranted or exaggerated statement of material fact, (b) the willful and intentional omission to state a material fact necessary to make statements made, in light of all circumstances under which they were made, not misleading, (c) employing a device, scheme or artifice to with deliberate intent to defraud or deceive, or (d) willfully and intentionally engaging in any act, practice or course of dealing that operates or would operate as a fraud or deceit. Under this Policy:

1.
If the Company’s Board of Directors (the “Board”), after due inquiry and investigation, determines that (i) a member of the Group Executive Committee has engaged in Fraud (the “Fraudulent Party”), and (ii) a material negative restatement of the Company’s financial statements as filed with the U.S. Securities and Exchange Commission (the “SEC”) for the relevant Award Year resulted from that Fraud:

a.
the Fraudulent Party will promptly reimburse to the Company a sum equal to such amount of the Annual Bonus paid to the Fraudulent Party for that Award Year as the Board determines, in its sole discretion, would not have been paid to the Fraudulent Party had the Company’s results as reported for that Award Year been equal to the Company’s results for that Award Year as subsequently restated; and

b.
the amount of the Annual LTIP Award granted to the Fraudulent Party in the year immediately following the relevant Award Year will be reduced by such proportion as the Board determines, in its sole discretion, would not have been awarded to the Fraudulent Party had the Company’s results as originally reported for that Award Year been equal to the Company’s results for that Award Year as subsequently restated. Any unvested portion of an Annual LTIP Award reduced by the Board in accordance with this paragraph (whether “banked” or otherwise) will be forfeited by the Fraudulent Party and will no longer vest in accordance with the terms of its grant.

The Fraudulent Party will be required to pay back to the Company an amount equal to the then current value any portion of an Annual LTIP Award reduced by the Board in accordance with this paragraph which has vested and been distributed to them.

2.
If the Board, after due inquiry and investigation, determines that (i) Fraud has taken place by someone at the Company, (ii) a material negative restatement of the Company’s financial statements as filed with the SEC for the relevant Award Year resulted from that Fraud, and (iii) that a member of the Group Executive Committee (the “Non-Fraudulent Party”) did not personally perpetrate the Fraud, but either had actual knowledge of the Fraud or could reasonably have been expected to have had such knowledge based on their position within the Company, their oversight responsibilities, the information actually made available to them and all applicable regulatory and ethical considerations (including the application of internal ethical walls):

a.
the Non-Fraudulent Party will promptly reimburse to the Company a sum equal to such amount of the Annual Bonus paid to the Non-Fraudulent Party for that Award Year as the Board determines would not have been paid to the non-Fraudulent Party had the Company’s results as reported for that Award Year been equal to the Company’s results for that Award Year as subsequently restated.   The determination of the amount of any repayment due from a Non-Fraudulent Party in these circumstances will be determined by the Board based on the recommendation of the Company’s Chief Executive Officer, unless the Board reasonably concludes that the Chief Executive Officer is conflicted in such circumstances. The Chief Executive Officer will make his recommendation to the Board based on his evaluation of the circumstances of the Fraud and the extent of any personal culpability which might reasonably be expected to apply to a Non-Fraudulent Party in such circumstances.  If the Board is not in agreement with the amount of any repayment proposed by the Chief Executive Officer (or believes that the Chief Executive Officer’s decision may be conflicted) the amount of any repayment will be calculated by applying the percentage reduction in return on average equity (“ROAE”) between the Company’s financial results for the relevant Award Year as originally filed with the SEC and the Company’s financial results financial results for the relevant Award Year as subsequently restated to the scale originally used by the Compensation Committee to determine the bonus pool for the relevant Award Year. Any resulting reduction in the percentage of the available bonus pool for the relevant Award Year will then be applied to the Annual Bonus paid to the Non-Fraudulent Party for that year and the Non-Fraudulent Party will be required to pay back the resulting difference.  If this calculation results in a determination that there would have been no automatic funding of the bonus pool for the Award Year in question, the Board will determine in its sole discretion the level of any bonus that would have been paid to a Non-Fraudulent Party for that Award Year and the amount of any repayment due under this Policy as a result.

b.
the amount of any Annual LTIP Award granted to a Non-Fraudulent Party in the year following the relevant Award Year will be reduced by the proportional reduction in ROAE determined in accordance with paragraph 2(a) above. Any unvested portion of an Annual LTIP Award reduced in accordance with this paragraph (whether “banked” or otherwise) will be forfeited by the Non-Fraudulent Party and will no longer vest in accordance with the terms of its grant. The Non-Fraudulent Party will be required to pay back to the Company an amount equal to the then current value any portion of an Annual LTIP Award reduced in accordance with this paragraph which has vested and been distributed to them.

3.
Any repayments due under this Policy will take into account all tax and social security payments and will therefore be made net of any tax paid at the time that any Annual Bonus was made or any Annual LTIP Award was granted or vested.

4.	In determining whether someone at the Company has engaged in Fraud which has resulted in a material negative restatement of the Company’s financial statements the Board will apply the following rules:

a.
The Board will base its analysis on the advice of the Company’s auditors or, in the event that either the Company’s auditors will not accept such an appointment or the Chairman of the Board determines that there is a conflict or potential conflict of interests, on the advice of alternative, suitably qualified, professional advisors appointed by the Chairman of the Board in consultation with the Chairman of the Audit Committee.

b.
In the event that a change of control of the Aspen Group has occurred between the date on which the alleged Fraud was perpetrated and the date of the Board’s review, the Board will not reach a determination that Fraud has occurred for the purposes of this Policy unless this is the conclusion of the Company’s auditors or other, suitably qualified, professional advisors.

c.
If an investigation of possible Fraud is carried out against a member of the Group Executive Committee who at the time remains an employee of the Group, all applicable employee disciplinary policies will be adhered to. As a minimum, this will include observance of their rights to understand the nature of any allegation made against them, to challenge those allegations, to have free access for them and any counsel acting on their behalf to all relevant, non-privileged documentation on which any such allegation is based, to make reasonable requests for access to additional documents and records which they believe my assist in their defence and to make their case to an officer of the Company appointed by the Board.

d.
If an investigation of possible Fraud is carried out against a member of the Group Executive Committee who at the time is no longer an employee of the Group, the Board will follow a reasonable process in the investigation of any allegation. As a minimum, where relevant, this will include observance of their rights to understand the nature of any allegation made against them, to challenge those allegations, to have free access for them and any counsel acting on their behalf to all relevant, non-privileged documentation on which any such allegation is based and to make reasonable requests for access to additional documents and records which they believe my assist in their defence.

e.
No determination of Fraud or willful or intentional misconduct will be reached against any person in circumstances where they (i) acted in reasonable compliance with professional advice received by the Company, (ii) acted in accordance with legal or accounting practices accepted within the industry at the time at which the conduct in question took place (iii) undertook a reasonable estimate in good faith of the potential insurance or reinsurance liabilities associated with a specific transaction for the purposes of the Company’s reserving or (iv) otherwise acted reasonably in the proper discharge of their duties.

5.
If a member of the Group Executive Committee dies in the period in which this Policy is operative the provisions of paragraph 2 above will cease to apply to them; provided, however, that this Policy shall continue to apply to a member of the Group Executive Committee notwithstanding their departure, resignation or retirement from the Company for whatever reason.

6.
For the avoidance of doubt, no repayment shall arise under this Policy where there is a restatement of the Company’s financial statements filed with the SEC, but no instance of Fraud or intentional misconduct giving rise to Fraud which causes, or substantially causes, that restatement. This statement shall, however, be without prejudice to any other rights which the Company or any of its subsidiaries may have against any person in such circumstances.

7.
Subject to any applicable statute of limitation which applies in relation to any employment of a member of the Group Executive Committee (which shall be neither extended nor reduced by the terms of this Policy) this Policy will apply to members of the Group Executive Committee for the following periods:

a.	until a period of five years have passed from the date on which any Annual Bonus is paid to them or Annual LTIP Award is granted to them in relation to a repayment arising under paragraph 1 above; and

b.	until a period of three years have passed from the date on which any Annual Bonus is paid to them or Annual LTIP Award is granted to them in relation to a repayment arising under paragraph 2 above

8.
If the Company, after due inquiry and investigation, determines that (i) the Participant has engaged in Fraud, and (ii) a material negative restatement of the Company’s financial statements as filed with the SEC for any period covered by the vesting period set out in clause 4(a) of the Agreement or any prior year has resulted from that Fraud, then:

a.
the amount of the award granted to the Participant under this Agreement will be reduced by such proportion as the Company determines, in its sole discretion, would not have been awarded to the Participant had the Company’s results as originally reported for the year in question been equal to the Company’s results for that year as subsequently restated;

b.
any unvested portion of the award granted to the Participant under this Agreement reduced by the Company in accordance with this paragraph (whether “banked” or otherwise) will be forfeited by the Participant and will no longer vest in accordance with the terms of its grant; and

c.
the Participant will be required to pay back to the Company an amount equal to the then current value any portion of the award granted to the Participant under this Agreement which has vested and been distributed to them.

9.	Any repayments due under this Policy will take into account all tax and social security payments and will therefore be made net of any tax paid at the time that the award was granted or vested.

10.	In determining whether the Participant has engaged in Fraud which has resulted in a material negative restatement of the Company’s financial statements the following rules will apply:

a.
The Company will base its analysis on the advice of the Company’s auditors or, in the event that either the Company’s auditors will not accept such an appointment or the Chairman of the Board determines that there is a conflict or potential conflict of interests, on the advice of alternative, suitably qualified, professional advisors appointed by the Chairman of the Board in consultation with the Chairman of the Audit Committee.

b.	If an investigation of possible Fraud is carried out against the Participant who at the time remains an employee of the Group, all applicable employee disciplinary policies will be adhered to.

c.
If an investigation of possible Fraud is carried out against the Participant who at the time is no longer an employee of the group, the Company will follow a reasonable process in the investigation of any allegation.

d.
No determination of Fraud or willful or intentional misconduct will be reached against any person in circumstances where they (i) acted in reasonable compliance with professional advice received by the Company, (ii) acted in accordance with legal or accounting practices accepted within the industry at the time at which the conduct in question took place (iii) undertook a reasonable estimate in good faith of the potential insurance or reinsurance liabilities associated with a specific transaction for the purposes of the Company’s reserving or (iv) otherwise acted reasonably in the proper discharge of their duties.

11.
Subject to any applicable statute of limitation which applies in relation to any employment of the Participant (which shall be neither extended nor reduced by the terms of this Policy) the provisions of this Schedule will apply until a period of five years have passed from the date on which award granted under this Agreement vests and has bene distributed to the Participant.

12.
The provisions of this Schedule shall be without prejudice to any other rights which the Company or any of its subsidiaries may have against the Participant in the event of Fraud including, where relevant, immediate dismissal and forfeiture of all unvested awards.

SCHEDULE B
MALUS POLICY

1.
All variable remuneration awards including both annual bonus awards (“Annual Bonus”) and long term incentive awards (“LTIP”) (collectively “Variable Compensation Awards”) are conditional, discretionary and contingent upon a sustainable and risk-adjusted performance, in excess of that required to fulfil the employee’s job description as part of the terms of employment. Variable remuneration awards made to individual employees are therefore capable of forfeiture or reduction at the Company’s discretion in circumstances of malus.

2.
Any adjustment to an employee’s discretionary Annual Bonus arising as a result of malus may be determined by either (i) the employee’s manager at the time the bonus is determined (in addition to any general consideration of performance issues), (ii) by senior management approving any proposed grant of an Annual Bonus to an employee, or (ii) by the Group Compensation Committee (and, where necessary for Solvency II Covered Employees, the Boards of AIUK and AMAL (the “UK Boards”)).

3.
Any adjustment to an employee’s LTIP awards as a result of malus will be determined by the Group Compensation Committee (in consultation, where relevant for Solvency II Covered Employees, with the UK Boards) in accordance with its powers under the relevant LTIP plan.

4.	Any adjustments noted in paragraphs 2 or 3 above may result in a reduction of up to 100 per cent of the relevant Variable Compensation Awards.

5.	If requested by the Group Compensation Committee, the Group Chief Risk Officer may also submit a report to the Compensation Committee to assist in any determination of malus.

6.
Without limiting the ability of the Group Compensation Committee (or, where relevant, the UK Boards) to apply this policy in circumstances deemed appropriate in their sole discretion, the application of malus will generally be considered in addition to any prior decision by the employee’s manager where:

a.
there is compelling evidence of an employee’s material misbehaviour, misconduct or culpable error which has resulted in a material loss for the Company exceeding that which the Company might expect to incur in the normal course of the employee’s employment;

b.	where the employee has committed a material breach of the applicable regulatory conduct standards or has failed to meet the required standards of fitness and propriety;

c.	there is material failure of risk management at a Group, business area, division and/or business unit level as a result of the culpable actions of an employee;

d.	the financial results at a Group, division or business unit level are re-stated as a result of the culpable actions of an employee;

7.
The ability to make an adjustment to Variable Compensation Awards under this policy is not limited to employees directly culpable of any malfeasance. Adjustments may also be applied to those employees who, taking in to account both their roles and seniority:

a.	could have been reasonably expected to be aware of the failure or misconduct at the time and failed to take adequate steps to promptly identify, assess, report, escalate or address it; or

b.	could be deemed indirectly responsible or accountable for the failure or misconduct.

8.
Individual adjustments to Variable Compensation Awards will take into account the severity of the issue in question, the individual’s proximity to the issue and the individual’s behaviour in relation to the issue.